SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to

Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2006

YOUNG INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)
MISSOURI

(State or other jurisdiction of incorporation)

000-23213	43-1718931

(Commission File Number)	(I.R.S. Employer Identification Number)

13705 Shoreline Court East, Earth City, MO	63045

(Address of principal executive offices)	(Zip Code)
(314) 344-0010

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

Young Innovations, Inc. (the “Company”) has entered into an Amended and Restated Credit Facilities Agreement dated as of November 28, 2006 (the “Credit Agreement”), among Bank of America, N.A. as Administrative Agent and Bank of America, N.A., as a Lender and the Letter of Credit Issuer and The Other Lenders as defined therein. The following summary description of the Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Credit Agreement filed as Exhibit 4.1, which exhibit is incorporated herein by reference.

The Credit Agreement provides for an unsecured revolving credit facility with an aggregate commitment of $75,000,000. Borrowings under the revolving credit facility bear interest at rates ranging from LIBOR plus 0.75% to LIBOR plus 1.50%, or prime, depending on the Company's ratio of funded indebtedness to EBITDA. Commitment fees for the revolving credit facility range from 0.125% per annum to 0.15% per annum of the unused amount of the commitment.

The obligations of the Company under the Credit Agreement are secured by a guaranty from certain direct and indirect domestic subsidiaries of the Company.

The Credit Agreement and related loan documents contain terms and provisions (including representations, covenants and conditions) customary for transactions of this type. The financial covenants include a maximum total funded indebtedness/adjusted EBITDA ratio of 2.50x, a maximum total funded indebtedness/total capitalization ratio of 50%, and minimum EBITDA covenant. In addition, the Credit Agreement contains certain covenants regarding acquisitions, distributions, changes in capital structure, capital leases and dispositions of assets.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits
Exhibit Number	Description
4.1	Amended and Restated Credit Facilities Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOUNG INNOVATIONS, INC.
By:	/s/ Christine Boehning

Christine Boehning
Vice President and Chief Financial Officer

Dated: December 1, 2006

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